Exhibit 99.1

Apple Reports Record Results

47.8 Million iPhones Sold; 22.9 Million iPads Sold

CUPERTINO, California—January 23, 2013—Apple® today announced financial results for its 13-week fiscal 2013 first quarter ended December 29, 2012. The Company posted record quarterly revenue of $54.5 billion and record quarterly net profit of $13.1 billion, or $13.81 per diluted share. These results compare to revenue of $46.3 billion and net profit of $13.1 billion, or $13.87 per diluted share, in the 14-week year-ago quarter. Gross margin was 38.6 percent compared to 44.7 percent in the year-ago quarter. International sales accounted for 61 percent of the quarter’s revenue.

Average weekly revenue was $4.2 billion in the quarter compared to $3.3 billion in the year-ago quarter.

The Company sold a record 47.8 million iPhones in the quarter, compared to 37 million in the year-ago quarter. Apple also sold a record 22.9 million iPads during the quarter, compared to 15.4 million in the year-ago quarter. The Company sold 4.1 million Macs, compared to 5.2 million in the year-ago quarter. Apple sold 12.7 million iPods in the quarter, compared to 15.4 million in the year-ago quarter.

Apple’s Board of Directors has declared a cash dividend of $2.65 per share of the Company’s common stock. The dividend is payable on February 14, 2013, to shareholders of record as of the close of business on February 11, 2013.

“We’re thrilled with record revenue of over $54 billion and sales of over 75 million iOS devices in a single quarter,” said Tim Cook, Apple’s CEO. “We’re very confident in our product pipeline as we continue to focus on innovation and making the best products in the world.”

“We’re pleased to have generated over $23 billion in cash flow from operations during the quarter,” said Peter Oppenheimer, Apple’s CFO. “We established new all-time quarterly records for iPhone and iPad sales, significantly broadened our ecosystem, and generated Apple’s highest quarterly revenue ever.”

Apple is providing the following guidance for its fiscal 2013 second quarter:

•	revenue between $41 billion and $43 billion

•	gross margin between 37.5 percent and 38.5 percent

•	operating expenses between $3.8 billion and $3.9 billion

•	other income/(expense) of $350 million

•	tax rate of 26%

Apple will provide live streaming of its Q1 2013 financial results conference call beginning at 2:00 p.m. PST on January 23, 2013 at www.apple.com/quicktime/qtv/earningsq113. This webcast will also be available for replay for approximately two weeks thereafter.

This press release contains forward-looking statements including without limitation those about the Company’s estimated revenue, gross margin, operating expenses, other income/(expense), and tax rate. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of other legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 29, 2012, and its Form 10-Q for the quarter ended December 29, 2012 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple designs Macs, the best personal computers in the world, along with OS X, iLife, iWork and professional software. Apple leads the digital music revolution with its iPods and iTunes online store. Apple has reinvented the mobile phone with its revolutionary iPhone and App Store, and is defining the future of mobile media and computing devices with iPad.

Press Contact:

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

© 2013 Apple Inc. All rights reserved. Apple, the Apple logo, Mac, Mac OS and Macintosh are trademarks of Apple. Other company and product names may be trademarks of their respective owners.

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	December 29, 2012	December 31, 2011
Net sales	$54,512	$46,333
Cost of sales (1)	33,452	25,630

Gross margin	21,060	20,703

Operating expenses:
Research and development (1)	1,010	758
Selling, general and administrative (1)	2,840	2,605

Total operating expenses	3,850	3,363

Operating income	17,210	17,340
Other income/(expense), net	462	137

Income before provision for income taxes	17,672	17,477

Provision for income taxes	4,594	4,413

Net income	$13,078	$13,064

Earnings per share:
Basic	$13.93	$14.03
Diluted	$13.81	$13.87

Shares used in computing earnings per share:
Basic	938,916	931,041
Diluted	947,217	941,572

Cash dividends declared per common share	$2.65	$0

(1) Includes share-based compensation expense as follows:
Cost of sales	$85	$63
Research and development	$224	$160
Selling, general and administrative	$236	$197

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except number of shares which are reflected in thousands)

	December 29, 2012	September 29, 2012

ASSETS:

Current assets:
Cash and cash equivalents	$16,154	$10,746
Short-term marketable securities	23,666	18,383
Accounts receivable, less allowances of $119 and $98, respectively	11,598	10,930
Inventories	1,455	791
Deferred tax assets	2,895	2,583
Vendor non-trade receivables	9,936	7,762
Other current assets	6,644	6,458

Total current assets	72,348	57,653

Long-term marketable securities	97,292	92,122
Property, plant and equipment, net	15,422	15,452
Goodwill	1,381	1,135
Acquired intangible assets, net	4,462	4,224
Other assets	5,183	5,478

Total assets	$196,088	$176,064

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$26,398	$21,175
Accrued expenses	13,207	11,414
Deferred revenue	7,274	5,953

Total current liabilities	46,879	38,542

Deferred revenue – non-current	2,938	2,648
Other non-current liabilities	18,925	16,664

Total liabilities	68,742	57,854

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value; 1,800,000 shares authorized; 938,973 and 939,208 shares issued and outstanding, respectively	17,167	16,422
Retained earnings	109,567	101,289
Accumulated other comprehensive income	612	499

Total shareholders’ equity	127,346	118,210

Total liabilities and shareholders’ equity	$196,088	$176,064

Apple Inc.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended
	December 29, 2012	December 31, 2011
Cash and cash equivalents, beginning of the period	$10,746	$9,815

Operating activities:
Net income	13,078	13,064
Adjustments to reconcile net income to cash generated by operating activities:
Depreciation and amortization	1,588	721
Share-based compensation expense	545	420
Deferred income tax expense	1,179	1,456
Changes in operating assets and liabilities:
Accounts receivable, net	(668)	(3,561)
Inventories	(664)	(460)
Vendor non-trade receivables	(2,174)	(1,206)
Other current and non-current assets	413	(962)
Accounts payable	6,145	4,314
Deferred revenue	1,611	1,296
Other current and non-current liabilities	2,373	2,472

Cash generated by operating activities	23,426	17,554

Investing activities:
Purchases of marketable securities	(37,192)	(40,175)
Proceeds from maturities of marketable securities	3,460	3,038
Proceeds from sales of marketable securities	23,002	21,472
Payments made in connection with business acquisitions, net	(284)	0
Payments for acquisition of property, plant and equipment	(2,317)	(1,321)
Payments for acquisition of intangible assets	(138)	(108)
Other	(52)	(34)

Cash used in investing activities	(13,521)	(17,128)

Financing activities:
Proceeds from issuance of common stock	76	91
Excess tax benefits from equity awards	404	333
Dividends and dividend equivalent rights paid	(2,493)	0
Repurchase of common stock	(1,950)	0
Taxes paid related to net share settlement of equity awards	(534)	(355)

Cash (used in)/generated by financing activities	(4,497)	69

Increase in cash and cash equivalents	5,408	495

Cash and cash equivalents, end of the period	$16,154	$10,310

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$1,890	$1,474